Investor Update

Investor Update: July 24, 2014*

This investor update provides JetBlue’s investor guidance for the third quarter ending September 30, 2014 and full year 2014.

*This investor guidance reflects the sale of LiveTV completed in June 2014

Recent Announcements

JetBlue has recently announced service between the following new city pairs:

City Pair	Frequency	Start Date
Fort Lauderdale, FL - Cartagena, Colombia**	1x Daily	October 29, 2014
Fort Lauderdale, FL - Jacksonville, FL	2x Daily	October 29, 2014
Fort Lauderdale, FL - Las Vegas, NV	1x Daily	October 29, 2014
Boston, MA - Liberia, Costa Rica**	1x Weekly (seasonal)	November 1, 2014
Boston, MA - Puerto Plata, Dominican Republic**	1x Weekly (seasonal)	November 1, 2014
Boston, MA - Vieux Fort, Saint Lucia**	1x Weekly (seasonal)	November 1, 2014
Orlando, FL - Salt Lake City, UT	1x Daily	November 12, 2014
Washington, DC (DCA) - Fort Myers, FL	1x Daily (seasonal)	December 18, 2014
Washington, DC (DCA) - West Palm Beach, FL	1x Daily (seasonal)	December 18, 2014
**Subject to receipt of government approval

Capacity

Third quarter 2014 available seat miles (ASMs) are estimated to increase 3.0% to 5.0% year-over-year.  Full year 2014 ASMs are estimated to increase 4.0% to 6.0% year-over-year.

JetBlue estimates the following distribution as a percentage of total ASMs by aircraft type:

Third Quarter 2014			Full Year 2014
A320	A321	E190	A320	A321	E190
79%	6%	15%	80%	5%	15%

Average stage length is projected to be approximately 1,083 miles during the third quarter of 2014 versus 1,085 miles during the same prior year period and approximately 1,089 miles for the full year 2014 versus 1,090 miles for the full year 2013.

Operational Outlook

	Third Quarter	Full Year
	2014	2014
Operating Expense Year-Over-Year Percentage Change
Unit Operating Expense (CASM)	0.5% - 2.5%	1.0% - 3.0%
Unit Operating Expense Excluding Fuel and Profit Sharing (CASM Ex-Fuel and Profit Sharing)	1.0% - 3.0%	2.5% - 4.5%

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update

	Third Quarter	Full Year
	2014	2014
Fuel Expense
Estimated Consumption (gallons)	167 million	635 million
Estimated Fuel Price per Gallon, Net of Hedges *	$3.08	$3.09 **

* Includes fuel taxes and fixed forward price (FFP) agreements.
** JetBlue utilizes the forward Brent crude curve and the forward Brent crude to heating oil crack spread to calculate the unhedged portion of its prompt quarter.  As of July 17, 2014, the forward Brent crude per barrel price was $110 and the crack spread averaged $11 per barrel for the third quarter of 2014. JetBlue utilizes the median of Bloomberg consensus for Brent crude and the heating oil crack spread to calculate the unhedged portion for the remainder of the year. As of July 17, 2014, the median Bloomberg consensus for Brent crude per barrel was $107 and the heating oil crack spread was $15 for fourth quarter.

Fuel Hedges

As of July 17, 2014 JetBlue’s advanced fuel derivative contracts for the next twelve months are as follows:

	Gallons	Estimated Percentage of Consumption	Price

3Q14	39 million	23%	17% in USGC jet fuel swaps at an average of $2.82/gal 6% in USGC jet caps at an average strike price of $3.07/gal.***
4Q14	42 million	27%	17% in USGC jet fuel swaps at an average of $2.80/gal 10% in USGC jet caps at an average strike price of $3.06/gal. ***
1Q15	17 million	10%	10% in USGC jet fuel swaps at an average of $2.80/gal
2Q15	17 million	10%	10% in USGC jet fuel swaps at an average of $2.76/gal

***JetBlue has entered into offsetting USGC jet put contracts at an average strike price of $2.80/gal for 4% of expected 3Q14, and an average strike price of $2.80/gal for 10% of expected 4Q14 consumption.

In addition to its advanced fuel derivative contracts, JetBlue has entered into fixed forward price agreements for 7% of expected 3Q14 consumption at an average price of $2.86 and 7% of expected 4Q14 consumption at an average price of $2.86. Note that all FFP prices are based on USGC indexed average jet fuel prices.

Other Income (Expense)
JetBlue estimates total Other Income (Expense) excluding special items to be between ($31) and ($36) million in the third quarter and between ($130) and ($140) million for the full year. In addition, JetBlue realized a one-time gain of $242 million in the second quarter in connection with the sale of LiveTV.

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update

Tax Rate
JetBlue expects an annual effective tax rate excluding the gain associated with the sale of LiveTV of approximately 40%. The capital gain generated from the sale of LiveTV allowed JetBlue to utilize a capital loss carry forward which resulted in the release of a valuation allowance related to the capital loss deferred tax asset of $19 million. As a result, JetBlue expects an effective tax rate of approximately 31% on the book gain associated with the sale of LiveTV. Including the gain on sale, JetBlue expects an annual effective tax rate of approximately 37%. However, the actual tax rate in the third quarter and full year 2014 could differ due to a change to state apportionment and/or the non-deductibility of certain items for tax purposes.

Capital Expenditures
(In millions)

Third Quarter 2014			Full Year 2014
Aircraft	Non-aircraft (JetBlue)	Non-aircraft (LiveTV)	Aircraft	Non-aircraft (JetBlue)	Non-aircraft (LiveTV)
$135	$65	$0	$625*	$325	$20
* Approximately $80 million of full year capital expenditures expected to receive capital lease treatment.

Aircraft Delivery Schedule

As of June 30, 2014 JetBlue’s fleet was comprised of 130 Airbus A320 aircraft, 7 Airbus A321 aircraft, and 60 EMBRAER 190 aircraft. 109 aircraft were on order from Airbus and 24 aircraft were on order from Embraer.

	Airbus A320			Airbus A321			EMBRAER 190
	Aircraft	Mortgage	Lease	Aircraft	Mortgage	Lease	Aircraft	Mortgage	Lease

2Q14	—	—	—	2	2	—	—	—	—
3Q14	—	—	—	2	1	—	—	—	—
4Q14	—	—	—	4	—	—	—	—	—
Total at Year End	130	66	30	13	8	—	60	30	30

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update

Share Count
Share count estimates for calculating basic and diluted earnings per share are as follows:

	Third Quarter 2014
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income Range	(in millions)	(in millions)	(in millions)*
Zero - $12 million	294.4	296.7	$—
$12 million - $16 million	294.4	311.9	$1
$16 million or greater	294.4	345.1	$2

	Full Year 2014
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income Range	(in millions)	(in millions)	(in millions)*
Zero - $47 million	300.9	309.4	$—
$47 million - $64 million	300.9	324.6	$2
$64 million or greater	300.9	354.5	$8

* Net of taxes
These share count estimates assume 20% annual stock price appreciation and that all of the holders of the 6.75% convertible debentures due 2039 (Series A) will be converted to shares during the fourth quarter 2014. These share count estimates do not include any share repurchases that may occur throughout 2014 under JetBlue’s share buyback program. The number of shares used in JetBlue’s actual earnings per share will likely be different than those stated above.

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update

LiveTV Transaction Summary: July 24, 2014

This summary provides investor information on the effect of LiveTV on JetBlue’s financial statements prior to its divestiture.

JetBlue Consolidated Income Statement

Revenue

JetBlue previously reported third party LiveTV revenues in its 2013 Annual Report on Form 10-K on page 68 and its first quarter 2014 Quarterly Report on Form 10-Q on page 20 filed with the SEC and available on http://investor.jetblue.com.

Operating Expenses

JetBlue previously reported consolidated and airline only unit operating expenses in its quarterly earnings releases filed on Form 8-K with the SEC and available on http://investor.jetblue.com.

JetBlue’s full year 2014 CASM Ex-Fuel and Profit Sharing decreased by approximately 1 point relative to prior guidance to 2.5% - 4.5% primarily due to the divestiture of LiveTV.

Breakdown of LiveTV Consolidated Operating Expenses

Full Year 2013

Percent of Total LiveTV Consolidated Operating Expenses
Salaries, wages and benefits	~45%
Depreciation and amortization	~15%
Other operating expenses	~35%
All other*	~5%

LiveTV Consolidated Operating Expenses	~$65 million

* De minimis impact on Landing Fees & Other Rents, Sales and Marketing and Maintenance, Materials & Repairs

Capital Expenditures

JetBlue expects approximately $20 million in capital expenditures related to LiveTV in 2014, a reduction of $40 million relative to prior full year guidance. JetBlue expects no future additional capital expenditures related to LiveTV.

Balance Sheet

JetBlue reported in its first quarter 2014 Quarterly Report on Form 10-Q on page 18 major classes of LiveTV assets and liabilities. JetBlue expects these balances will revert to zero with the completion of the LiveTV divestiture.

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update

This investor update contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases and volatility in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy; our significant fixed obligations and substantial indebtedness; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our reliance on a limited number of suppliers; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2013 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this investor update.

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com